Exhibit 99.1

SandRidge Energy, Inc. Announces Acquisition of Overriding Royalty Interests

OKLAHOMA CITY, April 22, 2021 /BusinessWire/ -- SandRidge Energy, Inc. (NYSE:SD) (the “Company”) today announced the acquisition of all the overriding royalty interest assets of SandRidge Mississippian Trust I (the “Trust”). The gross purchase price is $4.85 million (net $3.55 million, given the Company's 26.9% ownership of the Trust) (“the Acquisition”). At the current strip and based on historical production trends, the Company believes the Acquisition represents an attractive price-to-value, approximating PDP PV-55 and a 2-year cash-on-cash payback.

Carl Giesler, President and CEO commented, “Buying in the ORRIs from SDT will add to our PDP reserves and improve our netbacks and cash flow in wells that we already operate for the most part. This Acquisition is a good example of the relatively low-capital, high-return, quick-payback, ‘small-ball’ investments that the Board and management are making to increase shareholder value realization from its asset base.”

About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

For further information, please contact:

Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave., Suite 500
Oklahoma City, OK 73104
(405) 429-5515
investors@sandridgeenergy.com
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